Exhibit - 10.44
                       Financial Covenant Modifications

55 Almaden Boulevard
San Jose, CA 95113-1609

(408)556-5836                                                March 16, 2000



Gary Rhea,
Chief Financial Officer
Versant Corporation
6539 Dumbarton Circle
Fremont, CA 94555

      Re: Financial covenant modifications

Dear Gary:

      This Modification Letter Agreement ("Letter Agreement") is entered into by Versant Corporation ("Borrower") and Comerica Bank - California ("Bank") as of March 16, 2000. Borrower and Bank are currently parties to that certain Revolving Credit Loan and Security Agreement (the "Agreement") dated as of May 15, 1997, as modified from time to time in writing (together with the documents executed in connection therewith collectively the "Loan Documents") and entered into the Third Modification to Revolving Credit Loan & Security Agreement and First Modification to Variable Rate-Installment Note ("Modification") dated as of June 18, 1999. Borrower and Bank desire to and hereby do agree to modify Section B.4 of the Modification follows:

      The following sub-sections of Section B. 4. b. of the Modification shall be deleted in their entirety and replaced with the following:

      "b.  Section 6.17       The following sub-sections of Section 6.17 are
hereby deleted in their entirety and replaced with the following:

            d. A Liquidity Ratio ( defined as (a) the sum of ( i ) cash plus ( ii ) accounts receivable to (b) the sum of the balance outstanding under this Agreement, plus (ii) the current portion of long term debt, plus (iii) accounts payable) of not less than 2.50:1.0 as of the last day of the fiscal quarter ending March 31, 2000; not less than 3.0:1.0 as of the last day of the fiscal quarter ending June 30, 2000; and lastly, not less than 3.5:1.0 as of the last day of the fiscal quarter ending September 30, 2000 and each fiscal quarter thereafter.

Gary Rhea
March 16, 2000
Page 2


            f. Net Operating Cash, as defined in FASB 95 and 102, not less than [$365,000] as of the last day of the fiscal quarter ending March 31, 2000; equal to or greater than $1,000,000 as of the last day of the fiscal quarter ending June 30, 2000; not less than [$550,000] as of the last day of the fiscal quarter ending September 30, 2000; and lastly, equal to or greater than $1,000,000 as of the last day of each fiscal quarter thereafter."

      Except as specifically set forth in this Letter Agreement, all of terms and conditions of the Loan Documents remain in full force and effect in accordance with their original terms and conditions and Borrower hereby affirms, ratifies and approves the Loan Documents.

      Kindly acknowledge your agreement with the terms and conditions of this Letter Agreement by signing and returning a copy of this letter.

                                             Very truly yours,
                                        Comerica Bank - California

                                             Roland Tucker
                                             Vice President

Acknowledged and Agreed to on ____________________, 2000

Versant Corporation

___________________________________
Gary Rhea,
Chief Financial Officer